NEW MEDIUM ENTERPRISES, INC. (NMEN) RECEIVES A $1 MILLION DOLLAR INVESTMENT FROM AN ACCREDITED INVESTOR.

Brooklyn,  N.Y.   New  Medium  Enterprises,  Inc.  OTC  BB  NMEN  (News)  ,  a
developer  of  next  generation high definition Red Laser Multilayer Video Discs
(MVD) announced today that it has received a $1 Million dollar investment from a single accredited Investor. The Company is issuing 5,000,000 common shares to the investor which shares are "Restricted Securities" as the term is defined in Rule 144 under the Securities Act. The proceeds are expected to be used primarily for commercializing MVD technology, currently in Pre-Industrial stage and for general working capital purposes.

 "We believe this commitment by a single entity is a reflection of the enormous potential for our high definition MVD video disc technology in this emerging market" stated Ethel Schwartz, CEO of New Medium Enterprises, Inc. The Company has recently announced the successful completion of its first-generation product prototype of prerecorded 120 mm Red Laser 15GB MVD (Multilayer Video Disc), providing 150 minutes of High-Definition (1080i) Video Content in full MPEG-2 format. MVD-ROM is a next-generation High Definition successor to the current DVD Standard Definition technology and is based almost entirely on the current Red Laser DVD components and manufacturing technology. MVD Drive is backward compatible with all previous CD-DVD formats.

About  the  Company:

New Medium Enterprises, Inc. is currently developing the next generation optical discs designed for High Definition as well as Digital Cinema and Video on Demand content: motion pictures, sports entertainment, and all video content and data. MVD is precisely the same size and thickness as DVD, however, while DVD technology is limited to a maximum of two data layers on a disc, MVD technology provides the ability to place up to 20 layers on a single disc with no quality loss in the content stored. Through multi layering, the Company is able to (dramatically) increase the disc storage capacity. Each layer adds approximately 5GB's of memory over a standard size Red Laser disc. MVD technology is not only a high quality solution with unparalleled copyright protection for next generation HD-DVD hardware and software; it is also the most cost effective solution in the market place.

Forward  Looking  Statements:

The information contained in this press release, including any ``forward-looking statements'' within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-KSB, 8k Reports and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.

Contact:

New  Medium  Enterprises,  Inc.
Ethel  Schwartz
718-435-5291
ethel@nmen.net